Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2010, relating to the consolidated financial statements and the consolidated financial statement schedule of CenterPoint Energy Houston Electric, LLC and subsidiaries, appearing in the Annual Report on Form 10-K of CenterPoint Energy Houston Electric, LLC for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
September 30, 2010